COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	May 5, 2010

Cooper Tire & Rubber Company Reports
Continued Improved Results

•	Net Sales of $754 million an increase of 32 percent
•	Operating profit of $33 million an increase of $49 million
•	Net income (attributable to Cooper Tire) of $12 million
•	Cash and cash equivalents of $338 million

Findlay, Ohio, May 5, 2010 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $12 million for the quarter ended March 31, 2010, a $33 million improvement from the same period in 2009.  Net sales were $754 million, a substantial increase of $183 million, or 32 percent, from the prior year. Operating profit was $33 million for the quarter, a $49 million improvement compared with a loss of $16 million in 2009. The Company reported net income of 19 cents per share during the quarter on a diluted basis.

Results during the quarter included restructuring charges of $8 million, related to the closure of the Albany, Ga., facility, a decrease of $7 million from the first quarter of 2009.

Stronger results for the quarter when compared to the prior year were driven by improved volumes and increased utilization of manufacturing capacity.  Partially offsetting the positives were a negative net price and mix to raw materials relationship and higher products liability charges.

North American Tire Operations

North American Tire Operations sales were $532 million during the first quarter, up significantly from 2009 net sales of $439 million.  Total light vehicle tire shipments for Cooper's North America segment in the United States increased by 19 percent, outpacing the total industry shipment increase of 13 percent reported by the Rubber Manufacturers Association.  This improvement occurred across nearly all product segments as the Company was able to increase market share.

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Operating profit of $14 million for the first quarter rose by $17 million when compared with the same period in 2009.  Excluding restructuring charges, which dropped by $7 million, the improvement from the prior year was $10 million. Manufacturing operations improved by $29 million, primarily as a result of better capacity utilization.  Higher volumes improved results by $22 million.  Favorable pricing and mix contributed $8 million.  Other factors including lower selling, general and administrative costs contributed $4 million. Partially offsetting these impacts were a $29 million increase in raw material costs and charges to products liability that reduced profits by $24 million.  The higher products liability costs primarily related to increasing reserves after an adverse verdict was issued for a single case which the Company intends to appeal.

International Tire Operations

The Company's International Tire Operations reported $294 million in sales, a dramatic increase of $127 million, or 77 percent, compared with the prior year same quarter.  This result reflected volume increases partially offset by negative price and mix.  Asian operations increased sales volumes by 102 percent, while European operations reported an increase in unit sales of 20 percent.

The segment's operating profit increased to $23 million for the first quarter, an improvement of $25 million from the prior year. This increase resulted from improved volumes, which contributed $20 million, positive price and mix of $9 million, and better production utilization and manufacturing costs of $6 million. These positives were partially offset by higher raw material costs of $11 million.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “We were extremely pleased with the improved volumes and manufacturing performance achieved during the first quarter of 2010.  The increases in volume were the result of better industry conditions combined with successfully positioning the Company for growth.  The momentum also continued in our operations where our efforts to be more cost competitive were again visible on the bottom line.  While our outlook remains cautiously optimistic, we recognize that raw material costs continue to be volatile and have a significant impact on our results.  We expect that raw materials will continue to increase and remain elevated in the near future.  As a result we announced a price increase in North America on light vehicle tires of up to 7.5 percent, effective June 1, 2010.  I am very proud of the efforts and accomplishments of the Cooper team during this period.  Our focus remains on prudent management of our critical resources to drive shareholder value. "

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s Web site at www.coopertire.com.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world.  For more information, visit Cooper Tire's Web site at www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;

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•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	recent changes to tariffs on certain tires imported into the United States from the People's Republic of China;
•	and changes in the Company’s relationship with joint venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended
	March 31
	2009	2010

Net sales	$571,408	$754,443
Cost of products sold	521,139	669,271
Gross profit	50,269	85,172

Selling, general and administrative	45,106	44,605
Restructuring charges	14,352	7,612
Settlement of retiree medical case	7,050	-
Operating profit (loss)	(16,239)	32,955

Interest expense	12,655	8,730
Interest income	(1,375)	(1,213)
Other expense (income)	(823)	(237)
Income (loss) from continuing operations
before income taxes	(26,696)	25,675
Income tax expense (benefits)	(3,773)	7,743

Income (loss) from continuing operations	(22,923)	17,932

Income (loss) from discontinued operations,
net of income taxes	(364)	(760)

Net income (loss)	(23,287)	17,172

Net income (loss) attributable to
noncontrolling shareholders' interests	(2,020)	5,596

Net income (loss) attributable to
Cooper Tire & Rubber Company	$(21,267)	$11,576

Basic earnings per share
Income (loss) from continuing operations
attributable to Cooper Tire & Rubber Company	$(0.35)	$0.20
Income (loss) from discontinued operations	(0.01)	(0.01)
Net income (loss) attributable to Cooper Tire & Rubber Company	$(0.36)	$0.19

Diluted earnings per share
Income (loss) from continuing operations
attributable to Cooper Tire & Rubber Company	$(0.35)	$0.20
Income (loss) from discontinued operations	(0.01)	(0.01)
Net income (loss) attributable to Cooper Tire & Rubber Company	$(0.36)	$0.19

Weighted average shares outstanding
Basic	58,941	60,914
Diluted	58,941	62,294
Depreciation	$30,551	$29,859
Amortization	$566	$501
Capital expenditures	$16,917	$15,464

Segment information
Net sales
North American Tire	$439,317	$531,717
International Tire	166,212	293,557
Eliminations	(34,121)	(70,831)

Segment profit (loss)
North American Tire	(3,620)	13,602
International Tire	(2,821)	22,550
Eliminations	(274)	(509)
Unallocated corporate charges	(9,524)	(2,688)

CONSOLIDATED BALANCE SHEETS

	March 31
	2009	2010

Assets
Current assets:
Cash and cash equivalents	$232,693	$337,500
Accounts receivable	351,447	458,968
Inventories	400,505	360,949
Other current assets	60,284	39,165
Total current assets	1,044,929	1,196,582

Net property, plant and equipment	886,644	833,637
Restricted cash	2,308	2,172
Intangibles and other assets	92,006	110,501
	$2,025,887	$2,142,892

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$163,311	$145,088
Trade payables and accrued liabilities	395,007	507,321
Income taxes	2,105	5,318
Liabilities of discontinued operations	1,174	1,052
Current portion of long term debt	140,741	4,995
Total current liabilities	702,338	663,774

Long-term debt	328,389	327,441
Postretirement benefits other than pensions	244,711	246,624
Pension benefits	265,787	265,963
Other long-term liabilities	123,596	174,072
Long-term liabilities of discontinued operations	7,805	5,888
Stockholders' equity	353,261	459,130
	$2,025,887	$2,142,892

These interim statements are subject to year-end adjustments.